Exhibit 99.28(i)

Goodwin Procter LLP Counsellors at Law 901 New York Avenue, N.W. Washington, D.C. 20001	T: 202.346.4000 F: 202.346.4444 goodwinprocter.com

February 27, 2012

Old Westbury Funds, Inc.
760 Moore Road
King of Prussia, PA 19406

Re:	Old Westbury Funds, Inc.
Post-Effective Amendment No. 46 to Registration Statement on Form N-1A,
File Nos. 033-66528, 811-07912 (the “Registration Statement”)

Ladies and Gentlemen:

As counsel to Old Westbury Funds, Inc., a Maryland corporation (the “Corporation”), we have been asked to render our opinion with respect to the issuance of an indefinite number of shares of stock of the Corporation (the “Shares”), par value $0.001 per share, representing interests in each of Old Westbury Large Cap Core Fund (formerly known as Old Westbury U.S. Large Cap Fund), Old Westbury Large Cap Strategies Fund (formerly known as Old Westbury Non-U.S. Large Cap Fund), Old Westbury Global Small & Mid Cap Fund, Old Westbury Global Opportunities Fund, Old Westbury Real Return Fund, Old Westbury Fixed Income Fund and Old Westbury Municipal Bond Fund (each a “Fund”). Each Fund is a series of the Corporation as more fully described in the prospectus and statement of additional information contained in Post-Effective Amendment No. 46 to the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the State of Maryland Department of Assessments and Taxation and, as to matters of fact material to the opinion set forth below, on a certificate of the Secretary of the Corporation. In addition, we have assumed that the number of Shares issued and outstanding at any time shall not exceed 2,500,000,000 for Old Westbury Large Cap Core Fund, 3,000,000,000 for Old Westbury Large Cap Strategies Fund, 3,500,000,000 for Old Westbury Global Small & Mid Cap Fund, 3,500,000,000 for Old Westbury Global Opportunities Fund, 3,500,000,000 for Old Westbury Real Return Fund, 2,000,000,000 for Old Westbury Fixed Income Fund and 2,000,000,000 for Old Westbury Municipal Bond Fund. We have also assumed that the Shares of each Fund will be issued in accordance with the prospectus and statement of additional information contained in the Registration Statement, as amended or supplemented from time to time, and the consideration per Share received by the Corporation in connection with the sale of Shares will be not less than the greater of the net asset value per Share computed in accordance with the Articles of Incorporation of the Corporation, as amended, or the par value thereof.

Old Westbury Funds, Inc.
February 27, 2012

The opinion expressed below is limited to the Maryland General Corporation Law.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Corporation.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Corporation in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP